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                                 EXHIBIT 2.12

                    AMENDMENT TO STOCK PURCHASE AGREEMENT

    THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (the "First Amendment") is made and entered into this 14th day of October, 1997, by and among CROSS-CONTINENT AUTO RETAILERS, INC. ("Purchaser"), a Delaware corporation; THE CHAISSON FAMILY TRUST R-501 (the "Seller"); and JRJ INVESTMENTS, INC. (the "Company"), a Nevada corporation.

                                   RECITALS

    A. Whereas, the above referenced parties entered into a certain Stock Purchase Agreement, dated the 8th day of October, 1997, with reference to the acquisition by Purchaser from Seller of all of the issued and outstanding capital stock of the Company, and certain related transactions thereto (the "Purchase Agreement").

    B. Whereas, the above referenced parties have now determined that it is in their respective best interest to amend certain provisions of the Purchase Agreement to more clearly reflect their mutual understandings and agreements.

                             AGREED TO AMENDMENTS

    In consideration of the mutual covenants, agreements, representations and warranties set forth in the Purchase Agreement and this First Amendment, Purchaser, Seller and the Company agree that the Purchase Agreement is amended in the following respects:

         1. Paragraph 3 of the Purchase Agreement is hereby amended to read in its entirety as follows:

         "ADJUSTMENT TO THE PURCHASE PRICE. In the event the Net Worth (hereinafter defined) is more or less than $3,000,000, the Purchase Price shall be increased or decreased by an amount equal to the difference between $3,000,000 and the Net Worth. As used in this Agreement, the term "Net Worth" shall mean the net worth of the Company as shown as total shareholders' equity on the balance sheet of the Company in the Audited Financial Statements (hereinafter defined), using the values for the New Vehicle Inventory (hereinafter defined), the Used Vehicle Inventory (hereinafter defined), the Parts and Accessories Inventory (hereinafter defined), and the Tangible Personal Property (hereinafter defined), as determined in accordance with subparagraph 12(c), as adjusted by the Net Worth Adjustments (hereinafter defined), as of the last business day prior to the Closing."

         2. Paragraph 9 of the Purchase Agreement is hereby amended to read in its entirety as follows:

         "SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties

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made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing for a period of three (3) years, and any claim or cause of action for indemnification under subparagraph 15(a) or subparagraph 16(a) for breaches of representations or warranties set forth in this Agreement or in any exhibit or document furnished hereunder may be made in respect of such matters within three (3) years after the Closing Date; provided, however, the parties expressly agree that the indemnification provisions under subparagraph 15(b) and subparagraph 16(b) shall not be subject to the three
(3) year limitation set forth herein. Notwithstanding any investigation or audit conducted before or after the Closing or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein for the time period set forth above."

         3. Subparagraph 15(b) of the Purchase Agreement is hereby amended to read in its entirety as follows:

         "ENVIRONMENTAL INDEMNIFICATION. With respect to any existing or future liability arising out of any condition, activity or event existing or occurring prior to the Closing Date with respect to the Las Vegas Premises, the Henderson Premises or the 2.5 Acre Tract (individually, a "Property" and collectively, the "Properties") that violates or violated any Environmental Laws or for which there may be any environmental liability in tort, or otherwise (an "Environmental Event"), the Seller agrees that it will indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs, and expenses, including reasonable attorneys' fees and expenses of investigation, incurred by any Purchaser Indemnified Party as a result of the Environmental Event, and further including, if necessary, the costs and expenses of any remediation, transportation, incineration, treatment, or other necessary and appropriate disposition or mitigation of the Environmental Event. Notwithstanding the preceding sentence, it is expressly agreed by the parties that the indemnification provided for therein shall not apply to any Environmental Event caused by contamination migrating into or onto a Property from or through any other real property."

         4. Subparagraph 16(b) of the Purchase Agreement is hereby amended to read in its entirety as follows:

         "ENVIRONMENTAL INDEMNIFICATION. With respect to any future liability arising out of any condition, activity or event, caused by, or under the control of, the Purchaser or the Company occurring after the Closing with respect to any of the Properties that violates any Environmental Laws or for which there may be any liability for an Environmental Event, the
 Purchaser agrees that it will indemnify, defend and hold harmless the Seller Indemnified Parties from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs, and expenses, including reasonable attorneys' fees and expenses of investigation, incurred by any Seller Indemnified Party as a result of the Environmental Event, and further including, if necessary, the costs and expenses of any remediation, transportation, incineration, treatment, or other necessary and appropriate disposition or mitigation of the Environmental Event. Notwithstanding the preceding sentence, it is expressly agreed by the parties that the indemnification provided for therein shall not apply to any Environmental Event caused by contamination migrating into or onto a Property from

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or through any other real property."

         5. Subparagraph 16(c) of the Purchase Agreement is hereby amended by changing the last word in the first sentence from "Purchaser" to "Purchase."

         6. As expressly amended hereby, all of the provisions of the Purchase Agreement remain in full force and effect, and, as used in the Purchase Agreement, the term "Agreement" means the Purchase Agreement as amended by this First Amendment.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

    PURCHASER:         CROSS-CONTINENT AUTO RETAILERS, INC.,
                       a Delaware corporation


                       By: /s/ BILL GILLILAND
                           ----------------------------------------------------
                           Bill Gilliland, Chairman and Chief Executive Officer


    SELLER:            THE CHAISSON FAMILY TRUST R-501



                       By: /s/ JAMES J. CHAISSON, SR., TRUSTEE
                           ----------------------------------------------------
                           James J. Chaisson, Sr., Trustee


    COMPANY:           JRJ INVESTMENTS, INC., a Nevada corporation



                       By: /s/ JAMES J. CHAISSON, SR.
                           ----------------------------------------------------
                           James J. Chaisson, Sr., President